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                                                           EXHIBIT 11

           STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                      TRANSAMERICA CORPORATION


                                         Three months ended March 31,
                                               1997        1996
                                         (Dollar amounts in millions,
                                            except for share data)
Primary

Average shares outstanding                     66.2         67.9
Net effect of dilutive stock options--
  based on the treasury stock method
  using average market price                    1.9*         1.7*
                                               ____         ____
                                   TOTAL       68.1         69.6
                                               ====         ====

Net income                                    $81.0       $115.3
Preferred dividends                            (2.6)        (4.4)
Preferred stock redemption cost                (3.8)
                                              _____       ______
Net income to common                          $74.6       $110.9
                                              =====       ======

Per share amount                              $1.13        $1.63
                                              =====        =====

Fully Diluted

Average shares outstanding                     66.2         67.9
Net effect of dilutive stock options--
  based on the treasury stock method
  using the market price at quarter
  end if higher than the average
  market price for three months                 2.1          1.7
                                               ____         ____
                                   TOTAL       68.3         69.6
                                               ====         ====

Net income                                    $81.0       $115.3
Preferred dividends                            (2.6)        (4.4)
Preferred stock redemption cost                (3.8)
                                              _____       ______
Net income to common                          $74.6       $110.9
                                              =====       ======

Per share amount                              $1.09        $1.59
                                              =====        =====

*Not included in per share calculation because effect is less than 3%.